Exhibit 99

FOR IMMEDIATE RELEASE
---------------------

                               CARNEGIE TO RETAIN

                            WARRANT CONVERSION AGENTS

PRINCETON, NEW JERSEY -- JUNE 5, 1997. Carnegie Bancorp announced today that it retained the investment banking firm of Janney Montgomery Scott, Inc. and First Colonial Securities Group, Inc. to provide certain advisory and investment banking services in connection with the exercise of the Company's outstanding common stock purchase warrants. The warrants, which expire on August 18, 1997, permit each warrant holder to exercise each warrant at an exercise price of $15.09, enabling a holder to purchase 1.157 shares of the Company's common stock (an effective per share price of $13.04).

Pursuant to the terms of the engagement, Janney Montgomery Scott and First Colonial Securities Group will assist the Company in maximizing the number of warrants which will be exercised by direct solicitation of warrant holders, and by providing warrant holders with assistance in the exercise process. In addition, once Janney Montgomery Scott and First Colonial Securities Group began their conversion agent activities, they will, from time to time, purchase warrants that become available on the open market, exercise the warrants and then resell the common stock purchased. Purchase of the warrants, which trade on the Nasdaq National Market, will be made at prevailing market prices.

Carnegie Bank, N.A. is the single subsidiary of Carnegie Bancorp. The bank serves small businesses, professionals and high net worth individuals through its branch offices located in Princeton, Hamilton, Marlton, Denville, Toms River, Montgomery Township and Flemington, New Jersey and Langhorn, Pennsylvania. The Company's stock is listed on the Nasdaq National Market System. Its trading symbol for common stock is CBNJ and CBNJW for warrants.


FOR FURTHER INFORMATION, PLEASE CONTACT:  Thomas L. Gray, Jr.
                                          President
                                          (609) 243-7500


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